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                                                                EDGAR
EXHIBIT NO.     EXHIBIT NAME                                    EXHIBIT NO.
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15(d)           Form of Distribution Plan for                   99.B15(d)
                Administrative Class Shares

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                      PIMCO FUNDS:  MULTI-MANAGER SERIES
                               DISTRIBUTION PLAN
                        FOR ADMINISTRATIVE CLASS SHARES


          WHEREAS, PIMCO Funds: Multi-Manager Series (the "Trust") is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

          WHEREAS, the Trust issues shares of beneficial interest ("shares") in separate series ("Funds"), with each Fund representing interests in a separate portfolio of securities and other assets;

          WHEREAS, the Trust issues shares of the Funds in separate classes of shares, one of which is designated the Administrative Class (the "Administrative Class" shares);

          WHEREAS, certain shareholders of the Trust may require distribution and related services that are in addition to services required by other shareholders, and the provision of such services to shareholders requiring these services may benefit such shareholders and facilitate their ability to invest in the Funds;

          WHEREAS, issuance of shares of the Funds in a class subject to a fee for the Funds' cost of providing distribution and related services would allocate the Funds' expense of rendering such services to the shareholders who receive such additional services;

          WHEREAS, the Funds with respect to their Administrative Class shares intend to enter into Distribution Agreements ("Agreements") pursuant to this Distribution Plan (the "Plan") with various Service Organizations ("Service Organizations"), either directly or through the Trust's distributor, PIMCO Funds Distribution Company (the "Distributor"), pursuant to which the Service Organization will make available or offer Administrative Class shares of the Funds for sale to the public and/or provide certain shareholder services to its customers that invest in the Funds;

          WHEREAS, the Funds have adopted a multiple class plan pursuant to Rule 18f-3 under the 1940 Act to permit the issuance of shares in different classes;

          WHEREAS, the Board of Trustees of the Trust has determined that there is a reasonable likelihood that the Plan will benefit the Funds and their shareholders;

          NOW THEREFORE, the Trust hereby adopts this Distribution Plan on the following terms and conditions:
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          1.  The Trust (or the Distributor, acting as agent of the Trust) shall reimburse a Service Organization with which the Trust (or the Distributor), regarding the Administrative Class of a Fund, has an Agreement, for costs and expenses incurred in connection with the distribution and marketing of shares of that Class and/or the provision of certain shareholder services to its customers that invest in the Funds, at a rate specified in paragraph 2 below, based upon the average daily net assets of the Fund attributable to the Administrative Class.

          2. Subject to the limitations of applicable law and regulations, including rules of the National Association of Securities Dealers, Inc. ("NASD"), the Service Organization will be reimbursed quarterly for such costs, expenses or payments at an annual rate of up to but not more than 0.25% of the average daily net assets of the Fund attributable to the Administrative Class. Any expense payable hereunder may be carried forward for reimbursement for up to twelve months beyond the date in which it is incurred, subject always to the limit that not more than 0.25% of the average daily net assets attributable to an Administrative Class may be used in any month to pay expenses pursuant to the Agreement. An Administrative Class shall incur no interest or carrying charges for expenses carried forward. In the event the Plan is terminated as herein provided, the Administrative Class shall have no liability for expenses that were not reimbursed as of the date of termination.

          3. The payment of fees to a Service Organization is subject to compliance by the Service Organization with the terms of the Agreement between the Service Organization and the Trust (or the Distributor). If an Administrative Class shareholder ceases to be a client of a Service Organization that has entered into an Agreement with the Trust (or the Distributor), but continues to hold Administrative Class shares, the Service Organization will be entitled to receive a similar payment in respect of the services provided to such investors, except that the Distributor may determine that the Service Organization shall no longer be entitled to such payment if the client becomes a client of another Service Organization that has an Agreement with the Trust (or the Distributor). For the purposes of determining the fees payable under the Plan, the average daily net asset value of the Fund attributable to the Administrative Class shares shall be computed in the manner specified in the Trust's Declaration of Trust and current prospectus.

          4. Services which a Service Organization will provide under an Agreement may include, but are not limited to, the following functions: placing orders directly for the purchase of a Fund's shares and tendering a Fund's shares for redemption; engaging in advertising with respect to a Fund's shares;

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providing information about the Funds;  providing facilities to answer questions from prospective investors about the Fund; receiving and answering correspondence, including requests for prospectuses and statements of additional information; preparing, printing and delivering prospectuses and shareholder reports to prospective shareholders; complying with federal and state securities laws pertaining to the sale of Administrative Class shares; and assisting investors in applying to purchase Fund shares and selecting dividend and other account options.
        Shareholder services which a Service Organization will provide under an Agreement may include, but are not limited to, the following functions: receiving, aggregating and processing shareholder orders; furnishing shareholder sub-accounting; providing and maintaining elective shareholder services such as check writing and wire transfer services; providing and maintaining pre-authorized investment plans; communicating periodically with shareholders; acting as the sole shareholder of record and nominee for shareholders; maintaining accounting records for shareholders; answering questions and handling correspondence from shareholders about their accounts; issuing confirmations for transactions by shareholders; and performing similar account administrative services. In addition, Service Organizations can provide their endorsement of the Administrative Class shares of a Fund to their clients, members or customers as an inducement to invest in the Fund.

          5. Any Service Organization entering into an Agreement with a Fund (or with the Distributor) under this Plan may also enter into an Administrative Services Agreement with regard to its Administrative Class with that Fund (or with the Distributor), pursuant to an Administrative Services Plan adopted by the Trust, which will not be subject to the terms of this Plan. However, in the event the Service Organization enters into both types of agreements, the Service Organization shall not be eligible to receive fees under more than one agreement with respect to the same assets. A Fund (or the Distributor, acting as the Fund's agent) under this Plan may enter into more than one Distribution Agreement for its Administrative Class shares, with different Service Organizations providing services to different groups of shareholders.

          6. For so long as required pursuant to Rule 12b-1 under the 1940 Act, the Plan shall not take effect with respect to a Fund until it has been approved by a vote of at least a majority (as defined in the 1940 Act) of the outstanding voting securities of the Administrative Class of that Fund, which may include the vote by an affiliated person of the Fund as the sole shareholder of the Fund. With respect to the submission of the Plan for such a vote, it shall have been effectively approved with respect to a Fund if a majority of the outstanding voting

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securities of the Administrative Class of the Fund votes for approval of the
Plan, notwithstanding that the matter has not been approved by a majority of the outstanding voting securities of the Administrative Class of any other Fund.

          7. The Plan shall not take effect until it has been approved, together with any related agreements and supplements, by votes of a majority of both (a) the Board of Trustees of the Trust, and (b) those Trustees of the Trust who are not "interested persons" (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "Plan Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related agreements.

          8. The Plan shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in paragraph 7.

          9. Any person authorized to direct the disposition of monies paid or payable by an Administrative Class pursuant to the Plan or any related agreement shall provide to the Trust's Board of Trustees, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

          10. Any agreement related to the Plan, as such phrase is used is Rule 12b-1 under the 1940 Act, shall be in writing and shall provide: (a) that such agreement may be terminated at any time as to a Fund, without payment of any penalty, by vote of a majority of the Plan Trustees or by vote of a majority of the outstanding voting securities of the Administrative Class of a Fund, on not more than sixty (60) days' written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

          11. The Plan may be amended at any time with respect to a Fund by the Board of Trustees, provided that (a) for so long as required pursuant to Rule 12b-1 under the 1940 Act, any amendment to increase materially the costs which the Administrative Class shares may bear for distribution pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding voting securities of the Administrative Class of the Fund, and (b) any material amendments of the terms of the Plan shall become effective only upon approval as provided in paragraph 7 hereof.

          12. While the Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the 1940 Act) of the Trust shall be committed to the

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discretion of the Trustees who are not interested persons of the Trust.

          13. The Trust shall preserve copies of the Plan, any related agreement and any report made pursuant to paragraph 9 hereof, for a period of not less than six (6) years from the date of the Plan, such agreement or report, as the case may be, the first two (2) years of which shall be in an easily accessible place.

          14. It is understood and expressly stipulated that neither the holders of shares of any Fund nor any Trustee, officer, agent or employee of the Trust shall be personally liable hereunder, nor shall any resort be had to other private property for the satisfaction of any claim or obligation hereunder, but the Trust only shall be liable.

         IN WITNESS WHEREOF, the Trust has adopted this Distribution Plan
effective as of the        day of             , 199 .
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                                    PIMCO FUNDS:  MULTI-MANAGER SERIES


                                    By:
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                                    TITLE:


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